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Exhibit 10.49

EARTHLINK, INC.

2008 INCENTIVE BONUS PLAN

1.     STATEMENT OF PURPOSE

        1.1    Statement of Purpose.    The purpose of the EarthLink, Inc. 2008 Incentive Bonus Plan (the "Plan") is to encourage the creation of shareholder value by establishing a direct link between Revenue (as defined below) and Free Cash Flow (as defined below) achieved and the incentive compensation of Participants in the Plan.

        Participants contribute to the success of EarthLink, Inc. (the "Company") through the application of their skills and experience in fulfilling the responsibilities associated with their positions. The Company desires to benefit from the contributions of the Participants and to provide an incentive bonus plan that encourages the sustained creation of shareholder value.

2.     DEFINITIONS

        2.1    Definitions.    Capitalized terms used in the Plan shall have the following meanings:

        "Adjusted EBITDA" means EBITDA excluding facility exit and restructuring costs, equity method loss of affiliates, and gain (loss) on investments in other companies.

        "Bonus Award" means the sum of the Participant's Performance Bonus and Supplemental Bonus.

        "Bonus Period(s)" means (i) for Management Participants, the 2008 calendar year and (ii) for all other Participants, the period beginning January 1, 2008 and ending June 30, 2008 and the period beginning July 1, 2008 and ending December 31, 2008, in respect of which the Corporate Performance Objectives and the Individual Performance Objectives are measured and the Participants' Bonus Awards, if any, are to be determined.

        "Cause" has the same definition as under any employment or service agreement between the Employer and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Cause means (i) the Participant's willful and repeated failure to comply with the lawful directives of the Board of Directors of any Employer or any supervisory personnel of the Participant; (ii) any criminal act or act of dishonesty or willful misconduct by the Participant that has a material adverse effect on the property, operations, business or reputation of any Employer; (iii) the material breach by the Participant of the terms of any confidentiality, non- competition, non-solicitation or other such agreement that the Participant has with any Employer or (iv) acts by the Participant of willful malfeasance or gross negligence in a matter of material importance to any Employer

        "Change in Control" means the occurrence of any of the following events:

        (a)   the accumulation in any number of related or unrelated transactions by any person of beneficial ownership (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the combined voting power of the Company's voting stock; provided that, for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of the Company's voting stock results from any acquisition of voting stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Employer, or (iv) by any person pursuant to a merger, consolidation, or reorganization (a "Business Combination") that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) below; or

        (b)   consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the persons who are the beneficial owners of voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the then outstanding shares of common stock and at least fifty percent (50%) of the combined voting power of the then outstanding voting stock entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company, and (ii) at least sixty percent (60%) of the members of the Board of Directors of the entity resulting from that Business Combination holding at least sixty percent (60%) of the voting power of such Board of Directors were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for that Business Combination and, as a result of or in connection with such Business Combination, no person has the right to dilute either such percentages by appointing additional members to the Board of Directors or otherwise without election or action by the shareholders; or

        (c)   a sale or other disposition of all or substantially all the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) above, or

        (d)   approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) above; or

        (e)   the acquisition by any person, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company (i) through the ownership of securities which provide the holder with such power, excluding voting rights attendant with such securities, or (ii) by contract; provided the Change in Control will not be deemed to have occurred if such power was acquired (x) directly from the Company in a transaction approved by the Incumbent Board, (y) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Employer or (z) by any person pursuant to a Business Combination that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) above.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Committee" means the Leadership and Compensation Committee of the Board of Directors of the Company which will administer the Plan.

        "Compensation" means the Participant's actual wages earned during the Bonus Period, excluding incentive payments, salary continuation, bonuses, income from equity awards, stock options, restricted stock, restricted stock units, deferred compensation, commissions, and any other forms of compensation over and above the Participant's actual wages earned during the Bonus Period.

        "Common Stock" means the common stock, $.01 par value per share, of the Company.

        "Corporate Performance Objectives" means Revenue, Free Cash Flow, EBITDA and/or Adjusted EBITDA in such amounts as the Committee shall determine in its sole discretion for each Bonus Period that must be achieved for the Participant's Performance Bonus Multiplier for the Bonus Period to be greater than zero (0). The Committee shall adjust the Corporate Performance Objectives as the Committee in its sole discretion may determine is appropriate in the event of unanticipated circumstances, unbudgeted acquisitions or divestitures, or other unexpected changes to fairly and equitably determine the Bonus Awards and to prevent any inappropriate enlargement or dilution of the Bonus Awards. In that respect, the Corporate Performance Objectives may be adjusted to reflect the impairment of any tangible or intangible assets, litigation or claim judgments or settlements, changes in tax law, accounting principles or other such laws or provisions affecting reported results, business combinations, reorganizations and/or restructuring programs, reductions in force and early retirement incentives and any other extraordinary, unusual, infrequent or non-reoccurring items separately identified in the financial statements and/or notes thereto in accordance with generally accepted accounting principles. To the extent any such adjustments affect any Bonus Awards, the intent is that the adjustments shall be in a form that allows the Bonus Award to continue to meet the requirements of Section 162(m) of the Code for deductibility.

        "Disability" means where the Participant is "disabled" or has incurred a "disability" in accordance with the policies of the Employer that employs the Employee in effect at the applicable time.

        "Distribution" means the payment of cash or the grant of Restricted Stock Units under the Plan.

        "Distribution Date" means the date on which the Distribution occurs.

        "EBITDA" means earnings before interest, taxes, depreciation and amortization.

        "Effective Date" means January 1, 2008.

        "Employee" means a full-time common law employee of an Employer. A full-time common law employee of an Employer only includes an individual who renders personal services to the Employer and who, in accordance with the established payroll, accounting and personnel policies of the Employer, is characterized by the Employer as a full-time, common law employee. An Employee does not include any person whom the Employer has identified on its payroll, personnel or tax records as an independent contractor or a person who has acknowledged in writing to the Employer that such person is an independent contractor, whether or not a court, the Internal Revenue Service or any other authority ultimately determines such classification to be correct or incorrect as a matter of law.

        "Employer" means EarthLink, Inc. (also referred to as the "Company") and any other entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code, except that, in making any such determination, fifty percent (50%) shall be substituted for eighty percent (80%) each place therein.

        "Free Cash Flow" means Adjusted EBITDA less capital expenditures and cash used to purchase customer bases.

        "Incumbent Board" means a Board of Directors of the Company at least a majority of whom consist of individuals who either are (a) members of the Company's Board of Directors as of the Effective Date of the adoption of this Plan or (b) members who become members of the Company's Board of Directors subsequent to the date of the adoption of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least sixty percent (60%) of the directors then comprising the Incumbent Board (either by specific vote or by approval of a proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Securities Exchange act of 1934, as amended) with respect to the election or removal of directors or other action or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company.

        "Individual Performance Objectives" means the individual performance objectives as the Committee or Management shall determine in its sole discretion for each Bonus Period that must be achieved for the Participant's Supplemental Bonus Multiplier for the Bonus Period to be greater than zero (0).

        "Management" means the executive officers of EarthLink, Inc., individually or as a group, whose positions are in the Red Zone of the Career Band System.

        "Maximum Bonus Award" means the maximum bonus award, denoted as a dollar amount, number of Restricted Stock Units or combination thereof, that can be earned and paid to the Participant for the Bonus Period as established by the Committee.

        "Participant" means an Employee of an Employer who is selected to participate in the Plan.

        "Performance Bonus" means the dollar amount which results from multiplying the Participant's Compensation for the Bonus Period by the product of the Participant's Target Bonus Percent and the Participant's Performance Bonus Multiplier, except that, for a Management Participant, the portion of the Participant's Performance Bonus that exceeds the Participant's Target Performance Bonus for the Bonus Period means the dollar amount, the number of Restricted Stock Units or combination thereof that the Management Participant is entitled to receive for the Bonus Period for that portion of the Participant's Performance Bonus that exceeds the Participant's Target Performance Bonus.

        "Performance Bonus Multiplier" means either (i) zero (0) or (ii) the percentage from fifty percent (50%) to two hundred percent (200%) that applies to determine the Participant's Performance Bonus for the Bonus Period. The Committee shall establish the Performance Bonus Multipliers that relate to the levels of Corporation Performance Objectives that must be achieved during the Bonus Period to calculate the Participant's Performance Bonus.

        "Plan" means this EarthLink, Inc. 2008 Incentive Bonus Plan, in its current form and as it may be hereafter amended.

        "Restricted Stock Units" mean an award, stated with respect to a specified number of shares of Common Stock, that entitles the Participant to receive one share of Common Stock with respect to each Restricted Stock Unit that becomes payable under the terms and conditions of the award.

        "Revenues" means revenues as reported on the Company's financial statements filed with the Securities and Exchange Commission.

        "Supplemental Bonus" means the dollar amount which results from multiplying the Participant's Compensation for the Bonus Period by the product of the Participant's Supplemental Bonus Percent and the Participant's Supplemental Bonus Multiplier.

        "Supplemental Bonus Multiplier" means either (i) zero (0) or (ii) the percentage from fifty percent (50%) to one hundred fifty percent (150%) that applies to determine the Participant's Supplemental Bonus for the Bonus Period. The Committee shall establish the Supplemental Bonus Multipliers that relate to the levels of Individual Performance Objectives that must be achieved during the Bonus Period to calculate the Participant's Supplemental Bonus. Regardless of the level of Individual Performance Objectives that are achieved during the Bonus Period, the Participant's Supplemental Bonus Multiplier for the Bonus Period may not in any event exceed the Participant's Performance Bonus Multiplier for the same Bonus Period.

        "Supplemental Bonus Percent" means the percent of the Participant's Compensation that will be earned as a Supplemental Bonus where the Individual Performance Objectives that are achieved for the Bonus Period result in a Supplemental Bonus Multiplier of one hundred percent (100%). The Supplemental Bonus Percent for each Participant's position shall be established by the Committee.

        "Target Aggregate Bonus" means the Bonus Award that would be earned if the Participant's Performance Bonus Multiplier and Supplemental Bonus Multiplier were both one hundred percent (100%).

        "Target Performance Bonus" means the dollar amount which results from multiplying the Participant's Target Bonus Percent for the Bonus Period by the Participant's Compensation for the Bonus Period.

        "Target Bonus Percent" means the percent of the Participant's Compensation that will be earned as a Performance Bonus where the Corporate Performance Objectives that are achieved for the Bonus Period result in a Performance Bonus Multiplier of one hundred percent (100%). The Target Bonus Percent for each Participant's position shall be established by the Committee.

3.     ADMINISTRATION OF THE PLAN

        3.1    Administration of the Plan.    The Committee shall be the sole administrator of the Plan and shall have full authority to formulate adjustments and make interpretations under the Plan as it deems appropriate. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan. Any decision or interpretation of any provision of this Plan adopted by the Committee shall be final and conclusive. Benefits under this Plan shall be paid only if the Committee determines, in its sole discretion, that the Participant or Beneficiary is entitled to them. None of the members of the Committee shall be liable for any act done or not done in good faith with respect to this Plan. The Company shall bear all expenses of administering this Plan.

4.     ELIGIBILITY

        4.1    Establishing Participation.    The Committee shall select each Employee who shall participate in the Plan for each Bonus Period by name, position or zone within the Career Band System. The Committee shall retain the discretion to name as a Participant any Employee hired or promoted after the commencement of the Bonus Period.

5.     AMOUNT OF BONUS AWARDS

        5.1    Establishment of Bonuses.

        (a)   Initial Determinations.    For each Bonus Period, the Committee shall establish generally for each Participant (i) the Target Bonus Percent and the Performance Bonus Multiplier that will apply with respect to the designated levels of achievement of the Corporate Performance Objectives and (ii) the Supplemental Bonus Percent and the Supplemental Bonus Multiplier that will apply with respect to the designated levels of achievement of the Individual Performance Objectives by the Participant. The Supplemental Bonus hereunder is a one-time special bonus for the Bonus Periods occurring in 2008. No Participant shall have any right to any Supplemental Bonus in any future year. The Performance Bonus Multiplier for each Participant will be based on the achievement of such Corporate Performance Objectives as the Committee shall designate, which may include the achievement of one or more Corporate Performance Objectives or any combination of Corporate Performance Objectives as the Committee may select.

        (b)   Performance Objectives.    For each Bonus Period, the Committee shall establish the Corporate Performance Objectives and, for each Management Participant, the Individual Performance Objectives that must be achieved to determine each Participant's Performance Bonus Multiplier and Supplemental Bonus Multiplier for the Bonus Period. Management "subject to the approval of the Committee" shall establish the Individual Performance Objectives for Participants other than Management Participants. To the extent the Corporate Performance Objectives and/or the Individual Performance Objectives are not achieved, the Performance Bonus Multiplier and/or the Supplemental Bonus Multiplier shall be zero (0). The Supplemental Bonus Multiplier shall be zero (0), regardless of the achievement of the Individual Performance Objectives, if the Corporate Performance Objectives for the Bonus Period are not achieved resulting in a Performance Bonus Multiplier of zero (0). The Corporate Performance Objectives to be achieved must take into account and be calculated with respect to the full accrual and payment of the Bonus Awards under the Plan.

        The Corporate Performance Objectives must be established in writing no later than the earlier of (i) ninety (90) days after the beginning the period of service to which they relate and (ii) before the lapse of twenty-five percent (25%) of the period of service to which they relate; they must be uncertain of achievement at the time they are established; and the achievement of the Corporate Performance Objectives must be determinable by a third party with knowledge of the relevant facts. The Corporate Performance Objectives may be stated with respect to the Company's, an Affiliate's, a product's, and/or a business unit's Revenue, Free Cash Flow, EBITDA, Adjusted EBITDA and/or any combination of the foregoing as the Committee may designate. The Corporate Performance Conditions may, but need not, be based upon an increase or positive result under the aforementioned business criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria).

        (c)   Restricted Stock Units.    For each Management Participant, the Committee shall retain the discretion to designate whether cash, Restricted Stock Units or a combination thereof will be paid to the Management Participant in the event the amount of the Participant's Performance Bonus exceeds the Participant's Target Performance Bonus. The Committee may exercise that discretion any time before the Distribution Date for the applicable Bonus Period by either specifying the number of Restricted Stock Units at the time the Target Bonus Percent and the Performance Bonus Multiplier for the Management Participant are determined or by converting the dollar amount of the Performance Bonus in excess of the Management Participant's Target Performance Bonus into Restricted Stock Units. In that case, the cash portion of the Management Participant's Performance Bonus may be limited to the Participant's Target Performance Bonus, and any Performance Bonus in excess of the Participant's Target Performance Bonus can be paid in cash, Restricted Stock Units or a combination thereof. Any cash and/or Restricted Stock Units that are paid for the portion of the Management Participant's Performance Bonus that exceeds the Participant's Target Performance Bonus will vest and be paid only if the Participant is employed by an Employer on the six-month anniversary of the date of Distribution for the applicable Bonus Period. Any Restricted Stock Units to be awarded to a Management Participant under the Plan shall be awarded under the EarthLink, Inc. 2006 Equity and Cash Incentive Plan or any other plan of the Company from which Restricted Stock Units may be granted to the Management Participant and shall be subject to the terms of the applicable plan and the agreement governing the Restricted Stock Units.

        5.2    Calculation of Bonus Awards.

        (a)   Timing of the Calculation.    The calculations necessary to determine the Bonus Awards for the Bonus Period most recently ended shall be made no later than the fifteenth day of the third month following the end of the Bonus Period for which the Bonus Awards are to be calculated. Such calculation shall be carried out in accordance with this Section 5.2.

        (b)   Calculation.    Following the end of each Bonus Period, each Participant's Performance Bonus and Supplemental Bonus shall be calculated, and the sum of the Performance Bonus and the Supplemental Bonus shall equal the Participant's Bonus Award. Notwithstanding any other provision of the Plan, the Participant's Bonus Award may not exceed the Maximum Bonus Award.

        (c)   Written Determination.    For any portion of a Bonus Award that is payable based on the achievement of Corporate Performance Objectives, the Committee shall certify in writing whether such Corporate Performance Objectives have been achieved. The Bonus Awards payable under this Plan are intended to constitute Awards (as defined therein) under the Company's 2006 Equity and Cash Incentive Plan. Accordingly, the Bonus Awards hereunder also will be subject to the terms of the 2006 Equity and Cash Incentive Plan to the extent applicable

6.     PAYMENT OF AWARDS

        6.1    Eligibility for Payment.    Except as otherwise set forth in Sections 7.1 and 8.1 of this Plan or under any other agreement between the Employer and the Participant or any other benefit plan of the Employer, Bonus Awards shall not be paid to any Participant who is not employed by an Employer on the date the Distribution is to be made, and a Participant who terminates employment with all Employers shall not be eligible to receive any Distribution for (i) the Bonus Period that includes such termination of employment, (ii) any prior Bonus Period to the extent not paid before such termination of employment nor (iii) any future Bonus Periods.

        6.2    Timing of Payment.    Any Distribution to be paid for a Bonus Period shall be paid as soon as administratively practicable after the end of the Bonus Period and no later than the 15th day of the third month following the end of the Bonus Period, except that (i) the amount of any Bonus Award payable to a Participant for the Bonus Period beginning January 1, 2008 and ending June 30, 2008 that exceeds the Participant's Target Aggregate Bonus for such Bonus Period shall be paid at the time Distributions are to be made for the Bonus Period beginning July 1, 2008 and ending December 31, 2008 (subject to the provisions of Section 6.1 above) and (ii) the portion of the Management Participant's Performance Bonus that exceeds the Participant's Target Performance Bonus for the Bonus Period shall be paid in Restricted Stock Units on the Distribution Date (which Restricted Stock Units will vest and be paid on the six-month anniversary of the Distribution Date), cash on the six-month anniversary of the Distribution Date or a combination thereof, provided in any case that the Management Participant will receive the cash or shares of Common Stock on the six-month anniversary of the Distribution Date only if the Participant is employed by an Employer at such time.

        6.3    Payment of Award.    The amount of the Bonus Award to be paid to the Participant in cash pursuant to this Section 6 shall be paid in one lump sum cash payment by the Employer that employs the Participant. The Restricted Stock Units to be awarded shall be granted by the Company.

        6.4    Taxes; Withholding.    To the extent required by law, the Employer shall withhold from all Distributions made hereunder any amount required to be withheld by the Federal and any state or local government or other applicable laws. Additionally, each Participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Committee any income and employment tax withholding obligations attributable to the grant, vesting and payment of Restricted Stock Units. To the extent set forth in the agreement governing the Restricted Stock Units, the Committee, to the extent applicable law permits, may allow the Participant to pay any such amounts as set forth in the agreement governing the Restricted Stock Units.

7.     CHANGE IN CONTROL

        7.1    Payment After a Change in Control.    If at any time after a Change in Control occurs the Participant's employment with all Employers is terminated by an Employer for any reason other than Cause, death or Disability, then, the Participant shall be entitled to receive for the Bonus Period that includes the date of the Participant's termination of employment the greater of (i) the Participant's Target Aggregate Bonus for the Bonus Period or (ii) the Bonus Award that would result based on the Corporate Performance Objectives and Individual Performance Objectives achieved during the Bonus Period through the time of the Participant's termination of employment (annualized or otherwise adjusted considering progress towards goals and the portion of the Bonus Period preceding the Participant's termination of employment compared to the entire Bonus Period), calculated on the same basis as other similarly-situated Participants, except that the Bonus Award for that Bonus Period shall be based solely upon the Participant's Compensation for that Bonus Period through the time of termination of employment. In that event, the Participant also shall be entitled to receive any Bonus Award payable for any Bonus Period that ended before the termination of the Participant's employment. Any Restricted Stock Units to be paid under this Section 7.1 shall be vested in full on the date of payment notwithstanding any other provision of the Plan. Such Bonus Awards shall be paid as soon as administratively practicable after the termination of the Participant's employment but no later than the time they would have been paid if the Participant had remained employed.

8.     POSITION ELIMINATION

        8.1    Payment after a Position Elimination.    If before a Change in Control occurs the Participant's employment with all Employers is terminated by an Employer as a result of a position elimination, such that the Participant is entitled to receive benefits under any position elimination and severance plan maintained by the Company or any Affiliate, then, the Participant shall be entitled to receive for the

Bonus Period that includes the date of the Participant's termination of employment as a result of a position elimination, the Bonus Award that would result based on the Corporate Performance Objectives and Individual Performance Objectives achieved during the Bonus Period through the time of the Participant's termination of employment (annualized or otherwise adjusted considering progress toward goals and the portion of the Bonus Period preceding the Participant's termination of employment compared to the entire Bonus Period), calculated on the same basis as other similarly-situated Participants, except that the Bonus Award for that Bonus Period shall be based solely upon the Participant's Compensation for that Bonus Period through the time of the position elimination. In that event, the Participant also shall be entitled to receive any Bonus Award payable for any Bonus Period that ended before the termination of the Participant's employment. Any Restricted Stock Units to be paid under this Section 8.1 shall be vested in full on the date of payment notwithstanding any other provision of the Plan. Such Bonus Awards shall be paid as soon as administratively practicable after the termination of the Participant's employment but no later than the time they would have been paid had the Participant remained employed..

9.     MISCELLANEOUS

        9.1    Unsecured General Creditor.    Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests, or other claim in any property or assets of the Employer. Any and all assets shall remain general, unpledged, unrestricted assets of the Employer. The Employer's obligation under the Plan shall be that of an unfunded and unsecured promise to pay money or shares of Common Stock in the future, and there shall be no obligation to establish any fund, any security or any other restricted asset in order to provide for the payment of amounts under the Plan.

        9.2    Obligations to the Employer.    If a Participant becomes entitled to a Distribution under the Plan, and, if, at the time of the Distribution, such Participant has outstanding any debt, obligation or other liability representing an amount owed to any Employer, then the Employer may offset such amounts owing to it or any other Employer against the amount of any Distribution. Such determination shall be made by the Committee. Any election by the Committee not to reduce any Distribution payable to a Participant shall not constitute a waiver of any claim for any outstanding debt, obligation, or other liability representing an amount owed to the Employer.

        9.3    Nonassignability.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of a Distribution, prior to actual Distribution, shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall it be transferable by operation of law in the event of the Participant's or any other persons bankruptcy or insolvency, except as set forth in Section 7.2 above.

        9.4    Employment or Future Pay or Compensation Not Guaranteed.    Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant or any former Participant any right to be retained in the employ of an Employer or receive or continue to receive any rate of pay or other compensation, nor shall it interfere in any way with the right of an Employer to terminate the Participant's employment at any time without assigning a reason therefore.

        9.5    Gender, Singular and Plural.    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

        9.6    Captions.    The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

        9.7    Applicable Law.    This Plan shall be governed and construed in accordance with the laws of the State of Georgia.

        9.8    Validity.    In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

        9.9    Notice.    Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the President and CEO of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

        9.10    Compliance.    No Distribution shall be made hereunder except in compliance with all applicable laws and regulations (including, without limitation, withholding tax requirements), any listing agreement with any stock exchange to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares of capital stock may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. No Distribution shall be made hereunder unless the Employer has obtained such consent or approval as the Employer may deem advisable from regulatory bodies having jurisdiction over such matters.

        9.11    No Duplicate Payments.    The Distributions payable under the Plan are the maximum to which the Participant is entitled in connection with the Plan. To the extent the Participant and the Employer are parties to any other agreements or arrangements relating to the Participant's employment that provide for payments of any bonuses under this Plan on termination of employment, this Plan shall be construed and interpreted so that the Bonus Awards and Distributions payable under the Plan are only paid once; it being the intent of this Plan not to provide the Participant any duplicative payments of Bonus Awards. To the extent a Participant is entitled to a bonus payment calculated under this Plan under any other agreement or arrangement that would constitute a duplicative payment of the Bonus Award or Distribution; to the extent of that duplication, no Bonus Award or Distribution will be payable hereunder.

        9.12    Confidentiality.    The terms and conditions of this Plan and the Participant's participation hereunder shall remain strictly confidential. The Participant may not discuss or disclose any terms of this Plan or its benefits with anyone except for Participant's attorneys, accountants and immediate family members who shall be instructed to maintain the confidentiality agreed to under this Plan, except as may be required by law.

        9.13    Temporary Leaves of Absence.    The Committee in its sole discretion may decide to what extent leaves of absence for government or military service, illness, temporary disability or other reasons shall, or shall not be, deemed an interruption or termination of employment.

10.   AMENDMENT AND TERMINATION OF THE PLAN

        10.1    Amendment.    Except as set forth in Section 10.3 below, the Committee in its sole discretion may at any time amend the Plan in whole or in part.

        10.2    Termination of the Plan.

        (a)   Employer's Right to Terminate.    Except as set forth in Section 10.3 below, the Committee may at any time terminate the Plan, if it determines in good faith that the continuation of the Plan is not in the best interest of the Company and its shareholders. No such termination of the Plan shall reduce any Distributions already made.

        (b)   Payments Upon Termination of the Plan.    Upon the termination of the Plan under this Section, Awards for future Bonus Periods shall not be made. With respect to the Bonus Period in which such termination takes place, the Employer will pay to each Participant the Participant's Bonus Award, if any, for such Bonus Period, less any applicable withholdings, only to the extent the Committee provides for any such payments on termination of the Plan (in which case all such payments will be made no later than the 15th day of the third month following the end of the Bonus Period that includes the effective date of termination of the Plan).

        10.3    Amendment or Termination After a Change in Control.    Notwithstanding any other provision of the Plan, the Committee may not amend or terminate the Plan in whole or in part on or after a Change in Control to the extent any such amendment or termination would adversely affect the Participants' rights hereunder or result in Bonus Awards not being paid consistent with the terms of the Plan in effect prior to such amendment or termination.

11.   COMPLIANCE WITH SECTION 409A

        11.1    Tax Compliance.    This Plan is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Company may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be exempt from Section 409A of the Code. Notwithstanding the preceding, neither the Company nor any Employer shall be liable to any Employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any Bonus Award or Distribution to be made under this Plan is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code. The Distributions under the Plan are intended to satisfy the exemption from Section 409A of the Code for "short-term deferrals."

12.   CLAIMS PROCEDURES

        12.1    Filing of Claim.    If a Participant becomes entitled to a Bonus Award or a Distribution has otherwise become payable, and the Participant has not received the benefits to which the Participant believes he is entitled under such Bonus Award or Distribution, then the Participant must submit a written claim for such benefits to the Committee within ninety (90) days of the date the Bonus Award would have become payable (assuming the Participant is entitled to the Bonus Award) or the claim will be forever barred.

        12.2    Appeal of Claim.    If a claim of a Participant is wholly or partially denied, the Participant or his duly authorized representative may appeal the denial of the claim to the Committee. Such appeal must be made at any time within thirty (30) days after the Participant receives written notice from the Committee of the denial of the claim. In connection therewith, the Participant or his duly authorized representative may request a review of the denied claim, may review pertinent documents and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of such request for review, shall furnish the Participant with a decision on review in writing, including the specific reasons for the decision, as well as specific references to the pertinent provisions of the Plan upon which the decision is based. Notwithstanding the foregoing, if the Committee has not rendered a decision on appeal within sixty (60) days after receipt of such request for review, the Participant's appeal shall be deemed to have been denied upon the expiration of the sixty (60)-day review period.

        12.3    Final Authority.    The Committee has discretionary and final authority under the Plan to determine the validity of any claim. Accordingly, any decision the Committee makes on the Participant's appeal shall be final and binding on all parties. If a Participant disagrees with the Committee's final decision, the Participant may bring suit, but only after the claim on appeal has been denied or deemed denied. Any such lawsuit must be filed within ninety (90) days of the Committee's denial (or deemed denial) of the Participant's claim or the claim will be forever barred.

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  Exhibit 10.49
EARTHLINK, INC. 2008 INCENTIVE BONUS PLAN